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                                                                  Exhibit 10.69



                     SETTLEMENT SERVICE PROVIDER AGREEMENT


THIS AGREEMENT, made this 23 day of October, 1997 is between Mego Mortgage Corporation (Lender) and Transamerica Home Loan (Provider). Provider is engaged in the activities of a financial institution including the making of loans. Lender is engaged in the activity of making loans and other extensions of credit, particularly to homeowners.

In the course of its business, Provider receives applications for various consumer loans, which may be in the form of real estate secured loans or revolving lines of credit collectively such hereinafter being referred to as the "Application", and such loans being hereinafter referred to as the "Covered Loans." When it occurs that Provider rejects Applications for Covered Loans, certain loan Applicants consent to Provider's communication of their Applications or their identities to licensed consumer finance companies, such consenting applications being hereinafter referred to as "Consenting Applications." Provider is willing to provide settlement services to Lender involving an arrangement for the communication, processing and evaluation of information regarding Consenting Applicants to Lender, in accordance with the terms and conditions hereof.

Lender and Provider therefore agree as follows:

1. Provider agrees to use its best efforts to secure the consent of applicants for real estate secured consumer loan to the arrangement contemplated herein. At such time as Provider obtains an applicant's consent to transmit/communicate information concerning the applicant to Lender, Provider shall promptly transmit or communicate such Consenting Application to Lender, together with any other data and information then available to Provider as a result of the Consenting Application.
2. For each Consenting Application that Provider has accurately and completely processed and transmitted/communicated to Lender, Lender shall pay Provider the sum of $185.00, payable monthly with respect to the previous month's processed Provider Applications received, irrespective of whether
Lender consummates a credit transaction with such Consenting Applicant. Notwithstanding the foregoing, for each Consenting Application received by Lender where the initial contact between the Applicant and Provider occurred between September 1, 1997 and November 1, 1997, Provider shall be paid the sum of $125.00.
3. Lender agrees to maintain adequate records of all Consenting Applicants for whom Lender's complete Application data has been transmitted/communicated to Lender. Such records will be made available to Provider during business hours, upon reasonable request.
4. Lender agrees that it will not solicit a deposit relationship with any Consenting Applicant either on behalf of itself or an affiliate company of Lender.
5. Lender agrees that it will observe and comply with all Federal and State Laws and regulations with regard to any processed Consenting Applicant. Lender agrees to indemnify and hold Provider and its employees harmless from any and all damages, losses, costs or expenses incurred, relating to any claim, cause of action or liability of any kind or nature arising out of the acts or omissions of Lender. Provider agrees to indemnify and hold Lender and its employees harmless from any and all damages, losses, costs or expenses incurred, relating to any claim, cause of action or liability of any kind or nature arising out of the acts of omissions of Provider prior to the time the Consenting Applicant's Application data was transmitted/communicated to Lender. Provider agrees to give timely notice of settlement negotiations or defense of any legal or administrative action brought in connection therewith, provided, however, that Provider shall have the right and authority to approve any settlement which, upon notice to Lender, Provider reasonably believes would have a material negative impact on Provider's business.


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6.   Lender and Provider acknowledge that neither party hereto is the agent and/or employee of any other party hereto.
7. This agreement may not be amended or modified except as agreed in writing by the parties hereto.
8. This agreement may be terminated by either party upon fifteen (15) days prior written notice. However, such termination shall not affect the rights of the parties hereto with respect to any business transacted prior to the effective date of the termination. In the event that (i) Provider is no longer legally able to provide settlement services or to receive payment in the manners contemplated, longer legally able to provide settlement services or to receive payment in the manners contemplated, or (ii) a change occurs in state of Federal law which, in either Provider's or Lender's reasonable opinion, substantially increases costs or obligations in performing this Agreement, or prohibits the transactions contemplated in this Agreement, the parties agree to engage in good faith discussions with the goal of determining modifications of the arrangements established by this Agreement that will allow the business goals to be achieved in a manner reasonably satisfactory to both parties. In the event no such agreement can be reached with respect to modifications, Provider and Lender shall have the right to terminate this Agreement and will have no further obligation or liability hereunder.
9. Lender represents and warrants that it is fully licensed, qualified to conduct business and is good standing in the state(s) in which it conducts business.
10. Provider represents and warrants that it is fully licensed, qualified to conduct business and is good standing in the state(s) in which it conducts business.
11. All correspondence and notices to Provider, and any payments for service fees shall be directed to: MEHERIAR M. HASAN OF TRANSAMERICA HOME LOAN at the following address 1150 S. Olive St. Ste T-2010 Los Angeles, CA 90015.
12. All correspondence and notices to Lender shall be directed to: Business Development, C/O Mego Mortgage Corporation, 1000 Parkwood Circle, Fifth Floor, Atlanta, Georgia 30339.


Lender:   Mego Mortgage Corporation          Provider: Transamerica Home Loan


By:/s/ Jeffrey S. Moore                      By: /s/ Meheriar M. Hasan
   --------------------                          ---------------------
   (Authorized Officer)                          (Authorized Officer)

     Jeffery S. Moore                            Meheriar M. Hasan
     President & CEO                             Sr. Vice President
                                                 Strategic Marketing